Exhibit 4.2

FIRST AMENDMENT TO THE

CYPRESS ENERGY PARTNERS, L.P.

2013 LONG-TERM INCENTIVE PLAN

THIS AMENDMENT TO THE CYPRESS ENERGY PARTNERS, L.P. 2013 LONG-TERM INCENTIVE PLAN (this “Amendment”), is made and adopted as of March 18, 2019 (the “Amendment Date”), by the board of directors (the “Board”) of Cypress Energy Partners GP, LLC (the “Company”), the general partner of Cypress Energy Partners, L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Company previously adopted the Cypress Energy Partners, L.P. 2013 Long-Term Incentive Plan (the “Plan”);

WHEREAS, pursuant to the Plan, the Plan may be amended by the Board at any time or from time to time; and

WHEREAS, the Board desires to amend the Plan as set forth herein, to become effective upon the approval of this Amendment by the unitholders of the Partnership.

NOW, THEREFORE, BE IT RESOLVED, that, subject to approval by the unitholders of the Partnership, the Plan be and hereby is amended as follows:

1.	Section 4(a) of the Plan is hereby amended and restated in its entirety as follows, with capitalized terms not defined in the Plan having the meaning set forth in this Amendment:

“Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan is 2,500,000. If any Award is forfeited, cancelled, exercised, paid, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (for the avoidance of doubt, except after the 10th anniversary of the Amendment Date, the grant of Restricted Units is not a delivery of Units for this purpose unless and until such Restricted Units vest and any restrictions placed upon them under the Plan lapse), the Units subject to such Award that are not actually delivered pursuant to such Award shall again be available for Awards under the Plan. To the extent permitted by applicable law and securities exchange rules, Substitute Awards and Units issued in assumption of, or in substitution for, any outstanding awards of any entity (including an existing Affiliate of the Partnership) that is (or whose securities are) acquired in any form by the Partnership or any Affiliate thereof shall not be counted against the Units available for issuance pursuant to the Plan. There shall not be any limitation on the number of Awards that may be paid in cash.”

2.	The last sentence of Section 9 of the Plan is hereby deleted.

3.	This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

4.	Except as set forth herein, the Plan shall remain in full force and effect.

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